Exhibit 10.21
April 22, 2013

George Stromeyer

Dear George,

I am pleased to offer you the position of Senior Vice President, Worldwide Sales, reporting to our President and Chief Executive Officer, Patrick Harshman. You will receive a starting bi-weekly salary of $10,576.92, which equates to $275,000.00 on an annualized basis (for computational purposes only). In addition, you will have an annual cash incentive target of 100% of your annual salary, which will be dependent upon Harmonic’s achievement of certain corporate financial objectives and your direct contributions toward achieving these objectives as will be set forth in your incentive plan. For the 2013 incentive plan year, your incentive will be paid on a pro-rata basis calculated from your date of hire, except that your incentive will be guaranteed from the period between your employment commencement date and September 30, 2013. Except as provided in this letter, any earned incentive will be paid in accordance with the terms and conditions of your incentive plan. All of the above amounts are subject to federal and state tax withholdings.

Upon commencement of employment, you will be eligible for stock options entitling you to purchase 100,000 shares of Harmonic Common Stock. The exercise price will be the closing market price of Harmonic’s shares on the date of approval. The options will vest incrementally over a three (3)- year period subject to your continued service with Harmonic, with 1/3 vesting upon the first anniversary of your employment commencement date and the remaining balance of the options vesting over the following (2)-year period with vesting occurring in equal monthly installments. Also, upon commencement of employment, you will be eligible to receive 60,000 restricted stock units (RSUs), each unit representing one share of Harmonic Common Stock. These RSUs will vest over a two (2)-year period subject to your continued service with Harmonic, with 50% vesting upon the first anniversary of your employment commencement date and the remaining 50% of the RSUs vesting on the second anniversary of your employment commencement date. These option and RSU grants will be subject to the terms and conditions of Harmonic’s 1995 Stock Plan, as amended, and the form of award agreements approved for making option and RSU grants thereunder. The option and RSU grants described above are subject to approval by the Compensation and Equity Ownership Committee of the Board of Directors of Harmonic.

Additionally, within 15 days of your employment commencement date, you will receive a one- time lump sum signing bonus of $75,000.00 (less applicable federal and state tax withholdings). You agree and acknowledge that in the event of your resignation prior to your first year anniversary of employment or in the event that your employment is terminated for “Cause” prior to your first anniversary of employment, you will repay this signing bonus to Harmonic on a pro-rata basis as calculated from your employment start date to the termination date.

Moreover, you will be offered to become a party to Harmonic’s standard executive Change of Control agreement. Details of this agreement will be communicated to you under separate cover.

Harmonic offers a comprehensive benefits package including health and welfare plans along with our 401(k) thrift savings plan. We reserve the right to modify or change our benefits at any time in our sole discretion. We will provide you with additional information regarding our complete list of our current fringe benefits during your orientation session.

If you decide to accept this offer of employment with the Company, you are required to sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Confidentiality Agreement”). A copy of the Confidentiality Agreement has been attached as Exhibit A.

Before starting, you must sign the Confidentiality Agreement and bring documentation for completion of the I-9 (employment verification) form. Your employment with Harmonic is at will, which means either party can choose to terminate the relationship at any time for any reason whatsoever, with or without cause.

This offer of employment is valid until the close of business on May 3, 2013, and is contingent upon the satisfactory completion of reference checks and a background check.

George, we believe you will play a key role in the growth and success of Harmonic going forward; we are very much looking forward to working with you. Please let me know of your acceptance by signing a copy of this offer letter and returning to me via scan or confidential direct fax to 408.490.6352.

Sincerely,

/s/ Peter E. Hilliard

Peter E. Hilliard
Senior Vice President, Worldwide Human Resources
Harmonic Inc.

Accepted and Anticipated Start Date:

/s/ George Stromeyer April 24, 2013
George Stromeyer    Date

Anticipated Start Date: June 3, 2013